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Chordiant Software and Prime Response Conference Call Transcript

OPERATOR: Welcome to Chordiant Software's special teleconference. Today's call is being recorded. Your speakers today are Mr. Peter Boni and Sam Spadafora. And now for opening remarks and introductions, I'd like to turn the call over to the Chairman and Chief Executive Officer for Chordiant Software, Mr. Sam Spadafora. Please go ahead, sir.

MR. SPADAFORA: Good afternoon. Thank you for joining us on a relatively short notice for a special teleconference on Chordiant Software's planned acquisition of Prime Response. With me is Peter Boni, President and CEO of Prime Response. We announced our definitive agreement in a joint news release issued approximately 45 minutes ago. On today's call we'll summarize the highlights of the deal for you and then open the floor for questions.

In the course of this teleconference, we will make forward looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred in the forward looking statements. These forward looking statements are generally identified by words and phrases, such as, "will," "would," "expect," "anticipate," "plan," "believe," "envision," "look forward to," and other similar words and expressions.

The risks included in these forward looking statements are detailed in the reports filed from time to time by Chordiant Software and Prime Response with the Securities and Exchange Commission. Please refer specifically to each company's quarterly report on Form 10-Q for the quarter ending September 30, 2000, Chordiant's initial public offering prospectus dated December 15, 2000 and Prime Response's initial public offering prospectus dated March 3, 2000. For detailed risks related to the proposed transaction, please refer to the joint news release issued today, the Form S-4 to be filed by Chordiant with the SEC, and a joint proxy statement/prospectus being mailed by both companies to the respective stockholders when it becomes available.

As you know, Chordiant is one of the leading developers in unified CRM solutions and Prime Response is a leader in the business to consumer relationship marketing. The combined total revenues of the two companies for the nine months ending September thirtieth were $45.5 million, and we anticipate that the merger will be accretive at the top line. At September thirtieth, the two companies combined cash balance totaled $98.5 million. On that date, Chordiant's workforce consisted of approximately 235 employees while Prime Response's number at approximately 225. As a result of this transaction, we expect the combined company called Chordiant Software to have a customer base of more than 100 global Fortune 1000 companies.

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These would include blue chip enterprises, such as, Allianz, AXA, AT&T
Broadband, Barclays Mercantile, British Telecom, CIBC, CVS, Deutsche Bank, DLJdirect, E*TRADE, First USA Bank, General Motors OnStar, Lloyds TSB, MetLife, Royal Bank of Scotland, and Wachovia. The combined customer base reflects compelling synergies in specific vertical markets, financial services, banking, communications, travel, and consumer across major geographic regions. Adding to this market reach, several strategic partnerships with global enterprise and e-business integrators, as well as, numerous relationships with leading hardware and software developers will make Chordiant one of the most significant CRM software providers in the industry today.

We look forward to an expansion of our global operations, as well, resulting in offices throughout the U.S., Europe, and Asia Pacific region. From a strategic perspective, we envision the combined company offering the industry's leading unified CRM infrastructure software in relationship marketing applications for extreme customer requirements in the B2C market. Leveraging the intellectual capital and broad network of the relationships of both Chordiant and Prime Response we plan to enable the largest B2C companies enterprises the size of AT&T Broadband, GM, Lloyds, and MetLife, to manage the complete customer relationship lifecycle from campaign development and delivery to personalized offerings, decision-making, service and customer retention.

The META group has defined the "CRM ecosystem" as an integration of analytical CRM, operational CRM, and collaborative CRM for real-time customer acquisition offering optimization retention and multichannel servicing. We expect the synergy of these two companies to provide a catalyst for the integration and an industry leadership role for Chordiant. We believe that the combined solution will unify e-service, e-marketing, e-business functionally for real-time applications across multiple vertical markets enabling customers to build and strengthen their own customer relationships by targeting their products and services. Successfully delivering this value proposition will position Chordiant as the premier provider of customer acquisition, retention, relationship management, and CRM infrastructure software for intelligent communications, and it will fulfill our mission to provide the most complete unified CRM solution that services millions of individual customers.

Now that will conclude our prepared remarks, and now we will take your questions. Operator, could you open it up for questions, please.

OPERATOR: I certainly can. The question and answer session will be conducted electronically if you would like to ask a question, simply press the star key followed by the digit one on your telephone keypad. I'll take your questions in the order that you signal on, and take as many as time permits. Once again, if you do have a question, please press star-one and we'll pause for just a moment.

And we will take our first question from David Gremmels from Thomas Weisel Partners

DAVID: Yes, thank you and congratulations. Question for Sam, I guess, I was wondering what the main driver was for the deal, was this, were Chordiant customers asking for campaign management was it something that you thought was important to keep together, was it opportunistic, just wondering if you could walk us through your thinking there.

MR. SPADAFORA: Well, yes, let's start, let's step back, and David you and I have met several times over the past six or eight months. You know we had set out a goal for ourselves, is that we

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really wanted to be at a $100 million run rate as we moved into 2001, and that was one of the goals we had set for ourselves. The Board had laid out some direction, if we were going to not be able to achieve that totally organically then let's look at it from an acquisition standpoint. And some of the goals we have laid out, and what we said is the post possible acquisitions that we would look for would be close to the family tree. Meaning products that would enhance our infrastructure offering. The potential partnership obviously had to have the revenue to help us achieve this $100 million goal, it had to have cash in the bank, as we had cash in the bank, same philosophy of moving towards profitability. So, as you know we announced about two quarters ago, the acquisition of WhiteSpider, that brought us the knowledge management package. Very little revenue was a pure engineering organization. In the case of Prime Response, we actually began these discussions, Peter and I met probably in the June/July timeframe, because of the teaming we were doing with Andersen, and for Lloyds TSB and we're both have won those, that transaction, and so our products are being integrated by that customer as we speak. And as it turned out, you know Andersen was an investor in Prime Response, and our relationship with Andersen was continuing to grow. And the product met, the Company met, you know, all the requirements we had set forth, from a financial standpoint and then from a field standpoint, the product seem to marry up very, very well, and then from a geographic standpoint, Prime Response had more customers then we did, and you know, we have been criticized slightly for not having more closes on a quarterly basis, and Prime Response brought us a great customer base. Geographically, they had spread their wings further than we have to this date, so yeah, this has, this conversation have been going on for awhile, and it was a direction that we received from our Board that met all of those targets. And Peter, you may want to add here.

MR. BONI: From the Prime Response side, Sam, when you operate as partners, oftentimes you see more synergy as time goes down. Here we have common customers, a common market, common partner focus, for a maximization of our revenue opportunity. We saw the opportunity to accelerate this convergence going on in CRM infrastructure, and then customer lifecycle applications, all into one unified solution. You saw a complementary product offering with similar customers and no overlap. We have proven products and technology that are already working together at joint customers. Sam, mentioned Lloyds TSB, Royal Bank of Scotland and others. We have proven products and technologies that are working together with a tremendous opportunity to accelerate both short-term revenue gain as well as the long-term customer and the long-term market penetration for enterprise opportunities. So when a company can provide this kind of scale of resources in all of its areas: sales, engineering, services and be a premier player in the CRM enterprise market for infrastructure and application, we think this acquisition works, not only for our customers and our employees, but for the investment community as well.

DAVID: Great. And, you mentioned Prime Response's relationship with Andersen Consulting, Accenture, I guess, I was wondering if Peter can talk about where that relation stands in terms of joint customers, were you working together, you mentioned Royal Bank of Scotland that deal with Andersen, can you talk about trend consultants, or any other metric that would just reflect Andersen's commitment to company and then for Sam, wondering if you talked to Andersen about the deal and what was their reaction, and what's your outlook for expanding the relationship with Andersen for the merged company.

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MR. BONI: Hey Sam, let me take the first piece of this regarding AC. I don't know whether to say Andersen or Accenture now so I'm bridging by saying AC. AC acquired a five percent stake in Prime Response in December of 1999. Inclusive in this program was an opportunity to earn another five percent by warrants based on how much of our product line they sell and what its worth to all of us. Andersen has 5,500 CRM specialists built into their 65,000 person organization. And that organization is organized vertically in these varying vertical markets, and then CRM specialists drive CRM applications down those varying vertical organizations. We've spent a good deal of time training and working together with the Andersen operation, and now collaboratively have closed companies like Wachovia, Texas Instruments, Swede Telecom, CIBC, Touring Insurance, E*TRADE, a lot of other names, some I'm forgetting, but we've had a very good run in the first year of our relationship with Andersen. Remember, that Andersen back when Siebel was just a little bitty company acquired a stake in them, and what's gone on historically for Siebel was very positive. Well we have great opportunity then to see some similar leverage of opportunity inside of our organization as a result of the Andersen relationship. Sam, I'll pass it to you now.

MR. SPADAFORA: Okay, thank you Peter. Yeah we have not had, for obvious reasons, have not had discussions with Andersen around this transaction, but we plan on meeting with them shortly. It makes life easier for a partner like Andersen, when the infrastructure and the various applications surrounding that infrastructure are pretty much plug and play. And so we believe that Andersen will be extremely pleased with this relationship. You know, on two fronts, there's one the integration will be completed for them and number two, the relationship with our company and Andersen is extremely strong and a partnership is extremely strong as it is short of an investment as it is with Prime Response.

DAVID: Great, if I could just ask one final question, in the press release you mentioned some cost cutting initiatives planned for Prime, in our Chordiant model we show break-even for 2002, just wondering as a larger combined organization could we expect that profitability date to move forward a little bit.

MR. SPADAFORA: Yeah, as we go further down the road, we'll give a little more guidance on our call coming up here the first week in February and as the transaction closes we will give a little more guidance on where we're at, but the overall goal, as I had mentioned earlier that's set by the Board in any acquisition we did, you know, from a revenue number had to be there to help get us to this number. But also had to look very attractive from a cash and from a bottom line standpoint. So we'll give a little more guidance here over the next month or two when we get closer to closure of this transaction.

DAVID: Thanks, and congratulations.

MR. SPADAFORA: Thank you. Any other questions.

OPERATOR: Yes, our next question will come from Donovan Gow from SG Cowen.

DONOVAN: Hi Peter, just a question on the acquisition price. At approximately $33 million, only slightly above cash level, can you comment on the competitive situation what Prime

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Response itself was seeing, and in light of that acquisition price, it looks like things must have been more dire than we had originally anticipated, could you comment on that a bit?

MR. BONI: This is a two-plus-two-equals-seven play Donovan as opposed to something that sold for absolute value. This is a combination that in its entirety has great, greater opportunity to drive the top line, leverage the expense line, and make money faster and thereby gain great, greater shareholder value for both companies. So our Board took a look at the notion of selling for absolute value versus relative value and really determined that the best opportunity we would have for shareholder value going forward was to team up with a partner that would enable us to enhance all of that.

DONOVAN: Okay. And then can you comment on, I think you mentioned there was no customer overlap and then also any kind of vertical strength and if you could comment more specifically on that, maybe both of you.

MR. BONI: I think I commented that there was no product overlap, there is certainly customer synergy and some commonality of customers, commonality of channels, there's a great deal of commonality, but we don't have product overlap.

DONOVAN: Okay. So what percent of the customer base would overlap at this point.

MR. BONI: I don't have a percentage for you.

MR. SPADAFORA: If I would look at it, you know, our customer base is in the low twenties and Prime is approaching the seventy/eighty count number. So,

MR. BONI: We are over eighty.

MR. SPADAFORA: Within the account base we probably have about three or four common customers that have been announced, and there's about four or five that are in the process. So with them having such a larger base than our company does, the overlap right now is not huge. So, one of the big one-plus-one-equals-five and one of the conversations we had since our stock price isn't jumping off the boards either at this point. To really sell Chordiant as one-plus-one-equals-five with Prime Response is the huge ability to go into this customer base now, and sell the Chordiant product. You may not be real familiar with our company, but our ASP for a software alone, is about one-point-three to one-point-five on an ongoing basis. So our price points are very high, in fact, our Lloyds TSB transaction was 24 million and I believe Prime Response's was about 700,000 and so the ability to go in and capitalize the installed base of Prime for Chordiant is huge. It's just absolutely huge.

DONOVAN: Okay, and specifically do you think you will be more competitive with any certain competitive vendors?

MR. SPADAFORA: Sure, I believe that we will be much more competitive in the marketplace. Being an infrastructure company, our customer today was looking for knowledge management products, we have that now with WhiteSpider, our WhiteSpider acquisition, they are also looking for relationship marketing, marketing all automation packages and gluing them together and having your integration partners gluing them together. Now we provide that solution, so we're now moving up more the application space than we have in the past. So, it makes us much more

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competitive in the applications base, and I believe companies will take a much closer look when it comes down to time of implementation.

DONOVAN: Okay, thank you.

OPERATOR: And our next question will come from Karen Haus from Dain Rauscher Wessels.

MR. SPADAFORA: Hi Karen, how are you?

KAREN: Doing well, congratulations on a wonderful marriage.

MR. SPADAFORA: Thank you.

KAREN: Just a quick question for you. Have you guys figured out what the combined organization size will look like, and maybe, you touched on this a little bit in your press release. But what the management structure will look like as well?

MR. SPADAFORA: We are just in the process, we know where we want to get to. So we are in the process of looking at and taking some actions over the next several weeks. With that, I going to turn it over to Peter, because, I believe, he has begun to take some actions as we speak.

KAREN: Great, thanks.

MR. SPADAFORA: Peter, Peter?

MR. BONI: Yeah, I'm with you, Sam. I'm trying to determine what kind of actions that we have taken that can impact the structure of the management on a going forward basis. I mean we have taken streamlining actions and are in the process of doing that to bring our expense base down considerably both by way of personnel as well as by way of some discretionary expenses in facilities.

MR. SPADAFORA: And so as we go forward we will continue to roll out more and more of that in the near future.

KAREN: Great, thanks.

MR. BONI: As far as the appearance of the management whether they're tan, and fit and handsome (laughter).

KAREN: Isn't that the truth.

MR. BONI: Anything else, Karen?

KAREN: Nope. That's it. Congratulations again.

MR. BONI: Thank you. Any other questions?

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OPERATOR: Yes, our next question will come from Gene Weber from Weber Capital
Management.

MR. SPADAFORA: Hey Gene, how are you?

GENE: Fine, Sam. How are you doing?

MR. SPADAFORA: Pretty good.

GENE: Congrats here. I've got a couple of questions. Let me ask one mechanical one first. Is there any collar associated with the transaction?

MR. SPADAFORA: No, there's not.

GENE: Okay. And the target close date is?

MR. SPADAFORA: We'd like to complete it this quarter.

GENE: Now to the more substantive stuff. Are there any customers that either you or Peter and Prime Response are talking to at this point in time that are common, that have a greater chance of closure, that is deals that are in the pipeline that now have a greater chance of closure?

MR. SPADAFORA: Yes. Actually we do. I don't know if I can name them because they are prospects at this point in time, but there are some. There are some today that I know are on Prime's prospect list that are current customers of ours and there are on our prospect list, that is customers of Prime and I would say that these prospects that I would be aware of are within the next 30 to 60 day close cycle. And I think that the acquisition will probably help both of those deals move along. Well, both sides of the house move along cause there's multiple deals in both sides of the house. It was just coincidence, when we began to look down at the current customers and who was in where, it became apparent that there are customers today out there of either Prime or ours that we're both working on it, and on a short close cycle.

GENE: Great. And then, the other question is, I'm familiar with Chordiant's customer base, of course, but not as familiar with Prime's customer base. Are they the same type of companies that you have or there maybe some dotcoms or what I would call riskier type customers sprinkled in there.

MR. SPADAFORA: Peter?

MR. BONI: Actually there is great synergy in the market focus and the customer penetration. The Prime Response market penetration strategy had two pieces to it. The first one, was to target large consumer product and services companies, and then focus on four vertical markets. Financial services, communications and media, retail e-commerce and technology, and then transportation travel and leisure. All of these are very large global household names. The second piece of the strategy was to supplement the direct selling with alliances, partnerships and channels.

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Our selling organization is organized around the verticals that I mentioned. And that for us has been a great source of competitive advantage when you take a look at the customer intimacy that comes from that. We also sell through third party resellers, big, big companies like Accenture, some of the more regionalized systems integrators, marketing database service bureaus, or application service providers, we partner with a number of vendors in the field, hardware, software vendors, Sun, HP, SAS, Microstrategy, Oracle, Chordiant, and then ally with some of the industry thought leaders, the advertising agencies, the marketing consultants, and the like. So there's a great deal of synergy and the type of customer, consumer, big business to consumer kinds of companies that are principally consumer services companies, as well as channels and partners that we mutually ally with.

GENE: That to me would also sound like that there are opportunities for incremental revenue from those customers as well.

MR. BONI: Say the magic word and see the rubber ducky.

GENE: Okay, well, Sam, congrats, I know you've worked hard along these lines so congrats on getting it done.

MR. SPADAFORA: Okay Gene, thanks. Any more questions?

OPERATOR: Yes, we have one name remaining in the queue at this time. However, I would like to remind our listeners to please press "star-one" if you do have a question. And now from Robertson Stephens, we have a question from Andrew Savitz.

ANDREW: Hi, how are you?

MR. SPADAFORA: Andy, how are you?

ANDREW: I know Lloyds has been brought up a few times, but I was just wondering if you could comment on the success of the integrating the two products over there and if that is something that's leverageable to the other clients.

MR. SPADAFORA: Well, yeah, absolutely. You generally negotiate the rights back to the work and energy that has been put behind it the products, and so then Andersen being a good part of both of us has done this successfully, so yes there is absolute synergy and leverage. Now, as a combined company, we will make sure that all of the product offerings are seamlessly integrated because that's going to be one of our leverage points in the marketplace. But as of today, the integration process is well down the road.

ANDREW: Good. And also I want to ask also with Lloyds how you know, the recent announcement of BroadVision and how that partnership's going, and with the three products together how that might work and if there's any other partnerships in the running like that.

MR. SPADAFORA: The BroadVision one, and the acquisition of Prime Response is very complimentary. The thought and motivation behind BroadVision was to really secure all their

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touchpoints. Because many, many of our customers have standardized on
BroadVision, and so that's where that relationship is, and so the Prime Response acquisition is based around marketing automation which are actually could also leverage that relationship.

ANDREW: Excellent. Alright, thank you very much.

MR. SPADAFORA: Okay Andy.

OPERATOR: And gentlemen there are not further questions at this time. So, Mr. Spadafora, I'll turn the conference back over to you for any additional or closing remarks.

MR. SPADAFORA: Okay. Great. So again thank you for joining us this afternoon. Chordiant and Prime Response plan to report their respective fourth quarter and full Year 2000 results in late January early February timeframe. And we look forward to updating you on the status of the acquisition and the outlook for the combined companies at that time. So thank you very much and we will speak to you again shortly. Bye.

OPERATOR: And that does conclude today's conference call. Thank you for choosing Premier Conferencing and have a great day.

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